Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239305 on Form S-3 and Registration Statement Nos. 333-232824, 333-266166, 333-272800, 333-274290, 333-197997, and 333-186554 on Form S-8 of our reports dated February 29, 2024, relating to the consolidated financial statements of Customers Bancorp, Inc. and subsidiaries, and the effectiveness of Customers Bancorp, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 29, 2024